Exhibit 99.8

AZZ Second Quarter – Fiscal Year 2005

September 23, 2004

AZZ incorporated Reports Year-To-Date and Second

Quarter Results of Fiscal - Year 2005

For the six months – Revenues Increase 8%, Net Income up 15%, Earnings per

share Increase 11% and Backlog is up 11%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

RCG Capital Markets Group, Inc. 480-675-0400
Retail: Robert Blum
Institutional/Analysts: Joe Dorame
Media: Kristen Klein
Internet: www.rcgonline.com

September 23, 2004 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and six-month periods ended August 31, 2004. Revenues for the second quarter were $36.5 million, compared to $34.0 million for the comparable period last year. Net income for the second quarter was $0.9 million, or $0.16 per diluted share, compared to net income of $1.0 million, or $0.19 per diluted share, in last year’s fiscal second quarter.

Backlog at the end of the second quarter was $53.8 million, compared to $ 51.9 million at the end of the previous quarter and $48.5 million for the comparable period last year. Incoming orders for the second quarter totaled $38.4 million for a book to ship ratio of 105 percent for the quarter.

Outstanding debt at the end of the quarter was $28.6 million, down 11 percent from the comparable period last year. AZZ’s long-term debt to equity ratio is now .32 to 1. Compliance cost associated with Sarbanes Oxley and implementation cost associated with our new Oracle ERP system in the amount of $399,000 are included in Selling, General and Administrative expense for the six month period ending August 31, 2004.

For the six-month period, the Company reported revenues of $76.2 million, compared to $70.4 million for the comparable period last year. Net income for the six months was $2.2 million, or $0.39 per diluted share, compared to $1.9 million, or $0.35 per diluted share for the comparable six-month period last year. Incoming orders for the first six-month period were $76.9 million for a year to date book to ship ratio of 101 percent.

Revenues for the Electrical and Industrial Products Segment were $23.4 million for the second quarter, compared to $22.1 million in the previous year’s second quarter. Operating income for this segment was $1.3 million, compared to $1.5 million in the second quarter of last year. For the first six months, revenues were $51.0 million and operating income was $3.2 million compared to $46.3 and $ 3.0 million respectively for the first six months of the prior year.

AZZ Second Quarter – Fiscal Year 2005

September 23, 2004

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “Quotation activity in our Electrical and Industrial Products Segment continued to show some signs of improvement, both domestically and internationally. While our second quarter book to ship ratio showed improvement over the first quarter, several projects continued to be delayed due to some remaining economic uncertainty in the industrial markets, and pending energy legislation. Competitive pricing pressures continued and some opportunities were lost due to pricing being below our acceptable margin level. Additionally, margins continued to be adversely impacted by our inability to pass along many of the material cost increases we have incurred, due again to competitive pricing levels. We remain optimistic that our efforts to continually improve on our operating efficiency and lower our internal cost structure, combined with our expansion of served markets, should facilitate future improvement in revenues and operating margins.”

Revenues for the Company’s Galvanizing Service Segment were $13.1 million for the second quarter, compared to $11.9 million in the previous year’s comparable quarter. Operating income for the Segment was $2.4 million compared to $2.0 million in the same quarter last year. For the first six months of fiscal 2004, revenues were $25.2 million, and operating income was $4.7 million compared to $24.1 and $4.0 million, respectively, for the first six months of the prior year.

Mr. Dingus continued, “We are very pleased with the operating results of this segment for the second quarter and year-to-date. The stabilization of our served markets, the ability to recover our cost increases in our pricing, and the leverage gained from prior adjustments to our cost and operating structure, allowed us to show a substantial improvement in margins on a modest increase in volume. We believe that a sustained improvement in our served markets will continue to reflect improved operating results for this Segment.”

Mr. Dingus concluded, “On a year to date basis, our revenues and income are consistent with our internal targets. This combined with the evaluation of information currently available to management, we are continuing to estimate FY2005 earnings to be within the range of $0.75 to $0.85 per diluted share and revenues to be within the range of $140 to $150 million. Our earnings per share estimate includes the portion of Oracle ERP system implementation project cost of $650,000, which does not qualify for capitalization, in fiscal 2005. Approximately $280,000 of this amount was incurred in the first six months of the current fiscal year.

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal 2005 at 4:15 P.M. Eastern on September 23, 2004. Interested parties can access the call at (719) 457-2625. The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (719) 457-0820, confirmation #265129, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distribution, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

AZZ Second Quarter – Fiscal Year 2005

September 23, 2004

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct.

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Condensed financial tables on attached page

AZZ Second Quarter – Fiscal Year 2005

September 23, 2004

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amount)

	Three Months Ended		Six Months Ended
	August 31, 2004	August 31, 2003	August 31, 2004	August 31, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$36,510	$34,011	$76,204	$70,358
Income before taxes	$1,440	$1,607	$3,417	$3,031
Net income	$908	$996	$2,153	$1,879

Net income per share
Basic	$0.17	$0.19	$.40	$.35
Diluted	$0.16	$0.19	$.39	$.35
Diluted average shares outstanding	5,513	5,366	5,509	5,336

Condensed Consolidated Balance Sheet

(in thousands)

	August 31, 2004	February 28, 2004
	(unaudited)	(audited)
Assets:
Current assets	$44,572	$43,713
Net property, plant and equipment	$34,932	$34,201
Other assets, net	$42,351	$42,112

Total assets	$121,855	$120,026

Liabilities and shareholders’ equity:
Current liabilities	$24,874	$23,504
Long term debt due after one year	$23,125	$25,375
Other liabilities	$1,940	$1,850
Shareholders’ equity	$71,916	$69,297

Total liabilities and shareholders’ equity	$121,855	$120,026

Condensed Consolidated Statement of Cash Flow

(in thousands)

	Six Months Ended August 31, 2004	Six Months Ended August 31, 2003
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$5,385	$12,146
Net cash provided by (used in) investing activities	$(3,493)	$(338)
Net cash provided by (used in) financing activities	$(2,080)	$(11,712)

Net increase (decrease) in cash and cash equivalents	$(188)	$96
Cash and cash equivalents at beginning of year	$1,445	$1,984

Cash and cash equivalents at end of quarter	$1,257	$2,080

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